Exhibit 10.41

FOURTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This FOURTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Agreement”), dated as of March 15, 2012, is by and among PRIMO WATER CORPORATION, a Delaware corporation (the “Company”), the Subsidiary Borrowers (as defined in the Credit Agreement and, together with the Company, the “Borrowers”), the Guarantors, the undersigned Lenders and WELLS FARGO BANK, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement, as amended hereby.

RECITALS

A.           The Borrowers, the Guarantors (together, with the Borrowers, the “Credit Parties”), the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of November 10, 2010 (as amended by that certain First Amendment and Consent to Credit Agreement dated as of April 11, 2011, that certain Second Amendment to Credit Agreement and Waiver dated as of September 29, 2011 and that certain Third Amendment to Credit Agreement dated as of November 28, 2011 and as further amended and otherwise modified from time to time the “Credit Agreement”).

B.           The Credit Parties have informed the Administrative Agent and the Lenders that certain Events of Default have occurred under Section 7.1(c)(i) of the Credit Agreement as a result of the Credit Parties’ failure to comply with (i) Section 5.9(b) of the Credit Agreement (Senior Leverage Ratio), Section 5.9(c) of the Credit Agreement (Consolidated EBITDA) and Section 5.9(d) of the Credit Agreement (Maximum Consolidated Capital Expenditures), in each case, for the period ended December 31, 2011 and (ii) Section 5.13 of the Credit Agreement (the “Existing Events of Default”).

C.           The Credit Parties have requested that the Administrative Agent and the Lenders (i) waive the Existing Events of Default and (ii) make certain amendments to the Credit Agreement.

D.           The Administrative Agent and the Lenders have agreed to do so, but only pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Estoppel, Acknowledgement and Reaffirmation.  The Credit Parties hereby acknowledge and agree that, as of March 15, 2012, the aggregate outstanding principal amount of the Revolving Loans was not less than $14,660,000, which amount constitutes a valid and subsisting obligation of the Credit Parties to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.  The Credit Parties hereby acknowledge their obligations under the respective Credit Documents to which they are party, reaffirm that each of the Liens created and granted in or pursuant to the Security Documents is valid and subsisting and agree that this Agreement shall in no manner impair or otherwise adversely affect such obligations or Liens, except as explicitly set forth herein.

2.           Waiver of Existing Events of Default.  The Lenders and the Administrative Agent hereby waive the Existing Events of Default; provided that the foregoing waiver shall not be deemed to modify or affect the obligations of the Credit Parties to comply with each and every other obligation, covenant, duty, or agreement under the Credit Agreement and the other Credit Documents, in each case as amended, from and after the date hereof.  This waiver is a one-time waiver and shall not be construed to be a waiver of or in any way obligate the Lenders or the Administrative Agent to waive any other Default or Event of Default under the Credit Agreement and the other Credit Documents that may occur from and after the date hereof.

3.           Amendments to Credit Agreement.  Effective as of the Fourth Amendment Effective Date (as defined below) upon the terms and subject to the conditions herein, and in reliance on the representations and warranties contained herein, the Credit Agreement shall be amended as follows:

(a)           Section 1.1 of the Credit Agreement is hereby amended by adding the following definition to such section in the appropriate alphabetical order:

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person from the proceeds of tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from tax refunds, proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Fourth Amendment” shall mean that certain Fourth Amendment to Credit Agreement and Waiver, dated as of the Fourth Amendment Effective Date, by and among the Credit Parties, the Lenders and the Administrative Agent.

“Fourth Amendment Effective Date” shall mean March 15, 2012.

(b)           The definition of “Borrowing Base” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Borrowing Base” shall mean, as of any date of determination, the amount equal to the sum of (a) 85% of the total amount of Eligible Accounts Receivable plus (b) 45% of the total amount of Eligible Cooler Inventory; provided, that such amount shall in no event exceed $2,250,000 as of any date plus (c) 40% of the total amount of Eligible Non-Cooler Inventory; provided, that such amount shall in no event exceed $3,000,000 as of any date, in each case based on the most recently delivered Borrowing Base Certificate delivered by the Company pursuant to Section 5.2(d); provided, however, that at no time shall the portion of the Revolving Committed Amount attributable to Inventory exceed 50% of the aggregate Borrowing Base and of the portion attributable to Inventory, no more than one-half shall be applicable to Placed Inventory.

(c)           The definition of “Default Rate” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) 5.0% per annum plus (C) 3.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 3.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 3.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to (A) the Alternate Base Rate plus (B) the Applicable Margin, if any, applicable to Alternate Base Rate Loans plus 3.00% per annum.

(d)           The definition of “Eligible Accounts Receivable” in Section 1.1 of the Credit Agreement is hereby amended (i) by deleting the word “and” from the end of clause (o) of such definition; (ii) by replacing the period at the end of clause (p) of such definition with “; and” and (iii) by adding the following new clause (q) to such definition:

(q)           Accounts which the Administrative Agent otherwise in its reasonable discretion deems not to be Eligible Accounts Receivable.”

(e)           The definition of “Maturity Date” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” shall mean April 30, 2012.

(f)            The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Acquisition” shall mean shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as such acquisition has been approved by the Administrative Agent and each Lender in writing prior to the consummation of such acquisition.

(g)           Section 2.1(a) of the Credit Agreement is hereby amended by replacing the words “TWENTY-FIVE MILLION DOLLARS ($25,000,000)” with “FOURTEEN MILLION SIX HUNDRED SIXTY THOUSAND DOLLARS ($14,660,000) minus the principal amount of any and all Revolving Loans repaid from and after the Fourth Amendment Effective Date”.

(h)           Section 2.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)           Repayment.  Notwithstanding anything to the contrary set forth in this Agreement or the other Credit Documents, the Revolving Loans may not be borrowed or reborrowed from and after the Fourth Amendment Effective Date.  The Credit Parties shall not be permitted to borrow any Revolving Loans from and after the Fourth Amendment Effective Date.  The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(i)            Section 2.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)           Interest.  Notwithstanding anything to the contrary set forth in this Agreement or the other Credit Documents, all Revolving Loans shall be comprised of Alternate Base Rate Loans from and after the Fourth Amendment Effective Date.  Each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the Alternate Base Rate plus 5.0% per annum, subject to the provisions of Section 2.8.

(j)             Section 2.3(a) of the Credit Agreement is hereby amended by replacing the words “TEN MILLION DOLLARS ($10,000,000)” with “ZERO DOLLARS ($0)”.  From and after the Fourth Amendment Effective Date, the Credit Parties shall not request, and the Issuing Lender will not issue, any Letters of Credit.

(k)           Section 2.4(a) of the Credit Agreement is hereby amended by replacing “TWO MILLION DOLLARS ($2,000,000)” with “ZERO DOLLARS ($0)”.  From and after the Fourth Amendment Effective Date, the Credit Parties shall not permitted to borrow, and the Swingline Lender will not make, any Swingline Loans.

(l)            Section 2.7(b) of the Credit Agreement is hereby amended by adding the following new clauses (iii), (iv), (v) and (vi) thereto:

(iii)           Secondary Capital Raise.  Promptly upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Secondary Capital Raise, the Credit Parties shall prepay the Revolving Loans in an aggregate amount equal to one hundred percent (100%) of the net cash proceeds of such Secondary Capital Raise.

(iv)           Recovery Event.  Promptly upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Recovery Event, the Credit Parties shall prepay the Revolving Loans in an aggregate amount equal to one hundred percent (100%) of the net cash proceeds of such Recovery Event.

(v)           Extraordinary Receipt.  Promptly upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Extraordinary Receipt, the Credit Parties shall prepay the Revolving Loans in an aggregate amount equal to one hundred percent (100%) of the net cash proceeds of such Extraordinary Receipt.

(vi)           Asset Dispositions.  Promptly upon the receipt by any Credit Party or any of its Subsidiaries of proceeds from any Disposition that is permitted pursuant to Section 6.4(a)(vi), the Credit Parties shall prepay the Revolving Loans in an amount equal to one hundred percent (100%) of the amount by which the proceeds derived from Dispositions permitted pursuant to Section 6.4(a)(vi) in the aggregate in any fiscal year exceeds $100,000.

(m)          Section 5.1 of the Credit Agreement is hereby amended (i) by deleting the word “and” from the end of clause (b) of such section; (ii) by adding the word “and” at the end of clause (c) of such section and (iii) by adding the following new clause (d) to such section:

(d)           Monthly Financial Statements.  Within twenty (20) days after the end of each month, a copy of the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and related Consolidated statements of income and retained earnings and of cash flows for the Company and its Subsidiaries for such month and for the portion of the fiscal year ending with such month, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of (i) the preceding fiscal year (subject to normal recurring year end audit adjustments) and (ii) the operating budget of the Company and its Subsidiaries and including (A) management discussion and analysis of operating results inclusive of operating metrics in comparative form, (B) total retail locations consisting of exchange, refill, ice, product and flavor station locations, (C) 5 gallon equivalent units sold consisting of exchange, refill, and direct, (D) unit dispenser retailer “Sell In” and unit dispenser retailer “Sell Thru”, (E) unit flavor station retailer “Sell In” and unit flavor station retailer “Sell Thru”, (F) same store sales and (G) aging of accounts payable.

(n)           Section 5.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.9             Financial Covenants

Comply with the following financial covenants:

(a)           Reserved.

(b)           Reserved.

(c)           Consolidated EBITDA.  Consolidated EBITDA, calculated as of March 31, 2012 for the period from January 1, 2012 through March 31, 2012 shall be greater than or equal to $1,000,000.

(d)           Maximum Consolidated Capital Expenditures.  Consolidated Capital Expenditures made (i) during the period from January 1, 2012 through March 31, 2012 shall be less than or equal to $1,000,000 and (ii) during the period from April 1, 2012 through the Maturity Date shall be less than or equal to $100,000.

(o)           Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.13            Reserved.

(p)           Section 6.1(k) of the Credit Agreement is hereby amended by replacing the amount “$1,000,000” in such section with “$0”.

(q)           Section 6.2(s) of the Credit Agreement is hereby amended by replacing the amount “$500,000” in such section with “$0”.

(r)           Section 6.4(a)(vi) of the Credit Agreement is hereby by adding the following after the words “fiscal year” in such section: “; provided that to the extent proceeds derived from such Disposition exceed $100,000 in the aggregate in any fiscal year, the Credit Parties shall, promptly upon receipt of such proceeds, prepay the Revolving Loans in an amount equal to such excess in accordance with Section 2.7(b);”.

(s)           Section 6.5 of the Credit Agreement is hereby amended (i) by replacing the amount “$250,000” in clause (e) of such section with “$50,000” and (ii) by replacing the amount “$50,000” in clause (j) of such section with “$0”.

(t)           Section 6.10 of the Credit Agreement is hereby amended by replacing the amount “$1,000,000” in such section with “$100,000”.

(u)           Section 6.14(d) of the Credit Agreement is hereby amended to replace both incidences of the amount “$100,000” in such section with “$50,000”.

(v)           Section 7.1(d) of the Credit Agreement is hereby amended to replace both incidences of the amount “$1,000,000” in clauses (i) and (ii) of such section with “$250,000”.

4.           Bank Products.  The Credit Parties shall repay any and all Bank Product Debt as soon as reasonably requested by the applicable Bank Product Provider and in any event no later than the Maturity Date.  To the extent requested by any Bank Product Provider, the Credit Parties shall terminate or otherwise eliminate any contingent Indebtedness or other obligations with respect to any Bank Products in accordance with the request of the applicable Bank Product Provider.

5.           Cash Flow Forecasts.  In addition to all existing reporting requirements under the Credit Documents, the Credit Parties shall deliver to the Administrative Agent (a) commencing on the Effective Date and continuing on the last Business Day of each week thereafter (each such date, a “Forecast Date”), a Consolidated forecast of cash flows for the Credit Parties for the thirteen (13) weeks following such Forecast Date in form and detail reasonably satisfactory to the Administrative Agent (a “Forecast”) and (b) commencing on the last Business Day of the first week following the first week covered in the first Forecast and continuing on the last Business Day of each week thereafter (each such date, a “Reconciliation Date”), a reconciliation between actual cash flows for the week ending one week before such Reconciliation Date (or, in the case of the first Reconciliation Date, since the commencement of the first Forecast through the last Business Day of the week ending one week before such Reconciliation Date) and the projected cash flows for such week as set forth in the most recent previous Forecast.  In the event that the projected cash flows set forth in any Forecast contain material differences from the projected cash flows for any period in such Forecast that was covered in the immediately preceding Forecast, the Credit Parties shall provide descriptions of such material differences and the rationale therefor.

6.           Commitment Letter.  On or before March 27, 2012, the Credit Parties shall deliver to the Administrative Agent a copy of an enforceable commitment letter between the Credit Parties and a third-party financial institution evidencing the commitment of such institution to provide one or more credit facilities in an aggregate amount sufficient to refinance all Obligations under the Credit Documents (the “Commitment Letter”).

7.           Inventory Appraisal.  On or before March 27, 2012, the Credit Parties shall deliver to the Administrative Agent a copy of the appraisal of the Inventory of the Credit Parties obtained in connection with the Commitment Letter.

8.           Intellectual Property.  On the Fourth Amendment Effective Date, the Credit Parties shall deliver to the Administrative Agent a notice of grant of security interest in a form acceptable to the Administrative Agent, duly executed by the applicable Credit Party, with respect to the Copyrights, Patents, Trademarks and applications therefor that are identified on Schedule A attached hereto. (the “New IP Notices”).

9.           Other Collateral.  Upon demand therefor, the Credit Parties shall execute and deliver any documents or instruments requested by the Administrative Agent for purposes of perfecting the Liens of the Administrative Agent in any unencumbered assets of the Credit Parties, including without limitation any vehicles.

10.         Amendment Fee.  As consideration for the agreements of the Administrative Agent and the Lenders set forth herein, the Credit Parties shall pay to the Administrative Agent (for the ratable benefit of the Lenders) an amendment fee in the amount of $200,000 (the “Amendment Fee”), which Amendment Fee shall be fully-earned, non-refundable, due and payable on and as of the Fourth Amendment Effective Date.

11.         Conditions Precedent.  This Agreement shall become effective on the date hereof (the “Fourth Amendment Effective Date”) upon satisfaction of the following conditions in form and substance satisfactory to the Administrative Agent:

(a)           The Administrative Agent shall have received counterparts of this Agreement duly executed by each of the Credit Parties, the Administrative Agent and each Lender.

(b)           The Administrative Agent shall have received $200,000 in respect of the Amendment Fee for the ratable benefit of the Lenders.

(c)           The Administrative Agent shall have received the initial Forecast.

(d)           The Administrative Agent shall have received each of the New IP Notices duly executed by the applicable Credit Party.

(e)           The Administrative Agent shall have received an updated operating budget including cash flow projections of the Credit Parties for the fiscal year 2012.

(f)           The Administrative Agent shall have received an updated depreciation schedule with respect to the Credit Parties’ fixed assets.

(g)           The Administrative Agent shall have received an updated Borrowing Base Certificate, together with all other reports and information required to be delivered with each Borrowing Base Certificate as described in Section 5.2(d) of the Credit Agreement, dated as of no earlier than March 14, 2012.

(h)           The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Amendment and Waiver and the other Credit Documents to which such Credit Party is a party.

(i)            The Credit Parties shall have paid any and all reasonable out-of-pocket costs incurred by the Administrative Agent (including the reasonable fees and expenses of the Administrative Agent’s legal counsel) in connection with the arrangement, negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents through the date hereof.

(j)            The Administrative Agent shall have received all other documents, agreements, instruments, information and other items requested by the Administrative Agent or its legal counsel in connection with the transactions contemplated by this Agreement.

12.         Representations of the Credit Parties.  Each of the Credit Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)           This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with its execution, delivery or performance of this Agreement and the transactions contemplated hereby.

(d)           The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its organization documents or (ii) materially violate, contravene or conflict with any material laws applicable to it or any of its Subsidiaries.

(e)           As of the date hereof, after giving effect to this Agreement, no Default or Event of Default exists under the Credit Agreement or any of the other Credit Documents.

13.         Release.  In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Agreement, each of the Credit Parties hereby releases and forever discharges the Administrative Agent, the Lenders, their affiliates and each of the Administrative Agent’s,  the Lenders’ and their affiliates’ respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys and representatives (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever arising in connection with the Credit Documents through the date of this Agreement, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which each of the Credit Parties may have or claim to have against any of the Lender Group.

14.        Reaffirmation of Guaranty.  Each Guarantor (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Credit Documents after giving effect to the transactions contemplated hereby and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor’s obligations under the Credit Documents.

15.         Expenses.  Upon demand therefor, the Credit Parties shall pay all invoiced and documented reasonable out-of-pocket expenses incurred by the Administrative Agent (including without limitation the reasonable fees and out-of-pocket expenses of counsel) in connection with or related to the negotiation, drafting, and execution of this Agreement and the closing of the transactions contemplated hereby.

16.         Reference to and Effect on Credit Documents.  Except as specifically modified herein, the Credit Documents shall remain in full force and effect.  The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent and the Lenders under any of the Credit Documents, or constitute a waiver or amendment of any provision of any of the Credit Documents, except as expressly set forth herein.  This Agreement shall constitute a Credit Document.  Any failure by the Credit Parties to comply with any provision of this Agreement shall constitute an immediate Event of Default under the Credit Agreement.

17.         Further Assurances.  The Credit Parties each agree to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

18.         GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT AS SET FORTH IN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  The jurisdiction, service of process and waiver of jury trail provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

19.         Miscellaneous.

  (a)           This Agreement shall be binding on and shall inure to the benefit of the Credit Parties, the Administrative Agent, the Lenders and their respective successors and permitted assigns.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Credit Parties, the Administrative Agent and the Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.

  (b)           Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

  (c)           Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

  (d)           Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Credit Documents, the provision contained in this Agreement shall govern and control.

  (e)           This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.  Delivery of an executed counterpart of this Agreement by telecopy or other electronic imaging means shall be effective as an original.

20.         Entirety.  This Agreement and the other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  This Agreement and the other Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

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IN WITNESS WHEREOF the parties hereto have caused this Fourth Amendment to Credit Agreement and Waiver to be duly executed on the date first above written.

COMPANY:	PRIMO WATER CORPORATION,
a Delaware corporation

	By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	CFO, Secretary and Assistant Treasurer

SUBSIDIARY BORROWERS:	PRIMO PRODUCTS, LLC,
a North Carolina limited liability company

By: Primo Water Corporation, Manager

	By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	CFO, Secretary and Assistant Treasurer

PRIMO DIRECT, LLC,
a North Carolina limited liability company

By: Primo Water Corporation, Manager

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	CFO, Secretary and Assistant Treasurer

PRIMO REFILL, LLC,
a North Carolina limited liability company

By: Primo Water Corporation, Manager

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	CFO, Secretary and Assistant Treasurer

PRIMO ICE, LLC,
a North Carolina limited liability company

By: Primo Water Corporation, Manager

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	CFO, Secretary and Assistant Treasurer

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, N.A.,
as a Lender and as Administrative Agent

	By:	/s/ Nancy S. Jones
	Name:	Nancy S. Jones
	Title:	Senior Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ Roger O. Gore
	Name:	Roger O. Gore
	Title:	Senior Vice President

LENDERS:	BRANCH BANKING & TRUST COMPANY,
as a Lender

	By:	/s/ Thomas J. Smith
	Name:	Thomas J. Smith
	Title:	Senior Vice President